EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:               Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Year to Date Earnings

Oswego, New York, February 2, 2015 - Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC) announced its results for the three and twelve month periods ended December 31, 2014.

Highlights for the three and twelve month periods ended December 31, 20141

•
Net income for the fourth quarter of 2014 was $834,000 as compared to $550,000 for the comparable prior year period.  The increase in net income of $284,000 was primarily the result of the increase in net interest income due to the increase of average interest-earning asset balances and the decrease in the average cost of interest-bearing liabilities between the fourth quarter of 2014 and the fourth quarter of 2013, partially offset by a $221,000 increase in noninterest expenses and a $227,000 increase in the provision for income taxes.  Net income for the twelve month period ended December 31, 2014 was $2.7 million as compared to $2.4 million in the same period in 2013.

•
Basic and diluted earnings per share were $0.20 and $0.19, respectively, for the fourth quarter of 2014, as compared to basic and diluted earnings per share of $0.13 for the fourth quarter of 2013.  The increase in basic and diluted earnings per share between these two periods was due principally to the increase in net income available to common shareholders.  Basic and diluted earnings per share for the twelve month period ended December 31, 2014 were $0.64 and $0.63, respectively, as compared to basic and diluted earnings per share of $0.58 for the twelve month period ended December 31, 2013.

•
Return on average assets was 0.59% for the three month period ended December 31, 2014 compared to 0.44% for the corresponding period in 2013.  The increase was due principally to the increase in net income for the three months ended December 31, 2014 as compared to the prior year period.  Return on average assets was 0.51% for the twelve month period in 2014 as compared to 0.48% for the comparable prior year period.

•
Return on average common equity was 6.27% for the three month period ended December 31, 2014, compared to 7.78% for the same period in 2013.  This decrease was due principally to an increase in common equity for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013 as a result of the $24.9 million in net proceeds from the conversion and offering that occurred on October 16, 2014.  For the twelve month period ended December 31, 2014, return on average common equity was 7.45%, compared to 8.58% for the same period in 2013.  This decrease was due principally to an increase in average common equity due to the conversion and offering.

•
Total loans were $387.5 million at December 31, 2014, compared to total loans of $341.6 million at December 31, 2013, representing an increase of 13.4%.  This growth of $45.9 million in loans resulted largely from an increase in the commercial real estate loan portfolio and, to a lesser extent, residential mortgage loans.

•
Total deposits were $415.6 million at December 31, 2014, compared to total deposits of $410.1 million at December 31, 2013.  The increase of $5.5 million was primarily due to an increase in noninterest-bearing deposits centered in business demand deposit accounts.

 "The 2014 year was an important and historic year in the 155 year history of Pathfinder Bank, as its parent holding completed a successful second step conversion from its mutual holding company form of ownership to a fully publicly held institution raising net common capital of $24.9 million," according to Tom Schneider, President and CEO.

"More significantly, organic growth within the Bank's loan portfolio continues to positively impact revenue and net income." Schneider continued, "During the year we experienced an 11.4% growth in total assets, a 13.4% increase in total loans, a 61.1% increase in total equity, a 12.4% increase in core revenue2, and a 14.1% increase in net income.

"Our ability to manage organic growth is a demonstration of our brand strength and service quality in our markets and the desire of many individuals, businesses and municipalities to be served by a community bank", Schneider said.  "We have remained committed to our core mission and values and receive great support from our community members.  The opening of our Pike Block business banking office in downtown Syracuse has also aided our ability to serve this growth market.  This market expansion enhances our ability to leverage our new capital through organic growth, drive our revenues higher, and accrete the value of our franchise."

Income Statement

For the three months ended December 31, 2014, net interest income increased $577,000, or 14.5% to $4.5 million when compared to the three months ended December 31, 2013.  The increase in net interest income was due principally to the $420,000 increase in interest income caused by the increase in average balances of loans (primarily commercial real estate and residential mortgage loans) and the $52,000 increase in interest income caused by the increase in average balances of taxable investment securities.  Additionally, interest expense decreased $157,000 between the fourth quarter of 2014 and the fourth quarter of 2013 due principally to the decrease in average rates paid on time deposits as maturing certificates of deposits were replaced by certificates of deposit at lower current rates with shorter duration.  The cost of time deposits during the fourth quarter of 2014 was 75 basis points, 41 basis points less than the cost of time deposits in the same prior year period.  As a result, our net interest margin for the three months ended December 31, 2014 increased to 3.44% from 3.39% during the three months ended December 31, 2013.

For the twelve months ended December 31, 2014, net interest income increased $1.5 million to $17.1 million as compared to the same prior year period. This increase was due primarily to the increase in interest income on loans and investment securities stemming from the increase in average balances on these earning asset products and the decrease in interest expense on time deposits and Federal Home Loan Bank ("FHLB") borrowings.  Significant reductions were recorded in average rates paid on time deposits and FHLB borrowings of 35 basis points and 55 basis points, respectively, between these same two periods.  Interest expense on borrowings, the majority of which is from FHLB, decreased $127,000, as the 14.8% increase in average balances, to $40.3 million, was more than offset by the decrease in rates paid from 1.78% in 2013 to 1.23% in 2014.  As a result, our net interest margin for the twelve months ended December 31, 2014 increased to 3.40% from 3.34% for the comparable prior year period.

Noninterest income for the three months ended December 31, 2014 increased $223,000 to $1.2 million from the three months ended December 31, 2013.  This increase between these two periods was due primarily to an increase of $94,000 in other charges, commissions and fees, due primarily to commissions earned from Pathfinder Risk Management Company, Inc., which owns a 51% membership interest in FitzGibbons Agency, LLC ("Insurance Agency") which we acquired in December 2013. Additionally, earnings from bank-owned life insurance increased $66,000 due principally to higher level of average balances of this interest earning asset, and net gains on sales of securities, loans and foreclosed real estate increased $42,000, both between these same two time periods.

Noninterest income for the twelve months ended December 31, 2014 increased $343,000, or 10.0%, to $3.8 million as compared to the same prior year period.  This increase was driven by the increase in other charges, commissions and fees of $573,000 during the twelve months ended December 31, 2014 as compared to the twelve months ended December 31, 2013.  The commissions of the Insurance Agency were responsible for $533,000 of this increase.  Additionally, loan servicing fees increased $125,000 due to the recognition of income from guarantee fees of the Federal National Mortgage Association ("FNMA").  Earnings on bank owned life insurance also increased $84,000, during the twelve months ended December 31, 2014 as compared to the comparable prior year period.  Partially offsetting this increase was a reduction of $436,000 in net gains on sales of loans and foreclosed real estate between the full year 2014 and the full year 2013.  During the twelve months ended December 31, 2013, we recorded $395,000 in net gains from the sale of residential loans as a means of mitigating interest rate risk.

Total noninterest expense for the three months ended December 31, 2014 increased $221,000, or 5.6%, to $4.2 million from the three months ended December 31, 2013.  The increase in noninterest expense was due principally to increases in other expenses of $76,000, due principally to a $198,000 loss incurred on a sold FNMA Loan, and personnel expenses of $72,000 between year over year fourth quarter periods.  Personnel expenses increased due in part to the increase of $52,000 in personnel expenses of the Insurance Agency between the year over year fourth quarter periods as the Insurance Agency was acquired in December 2013.  Limiting the rise of personnel expenses was a $98,000 improvement in the pension benefit and $181,000 reduction in health insurance costs between these same two time periods.  The decrease in health insurance costs was the result of the Company changing from self insurance in 2013 to a third party insured high deductible health plan in 2014.

Total noninterest expense for the twelve months ended December 31, 2014 increased $934,000, or 6.3%, to $15.7 million from the same prior year period due largely to the $714,000 increase in personnel expenses and $131,000 in building occupancy expenses.  Included in the increase in personnel expense was $286,000 related to the Insurance Agency which was not acquired until December of 2013 and a $265,000 increase in deferred compensation costs.  The increase in building occupancy expenses was due to the Company's acquisition of three properties in December 2013.

We recorded $275,000 in provision for loan losses for the three month period ended December 31, 2014, as compared to $216,000 for the three month period ended December 31, 2013.  For the twelve month period ended December 31, 2014 we recorded $1.2 million in provision for loan losses as compared to $1.0 million for the same prior year period.  The increase was due to the estimable and probable losses inherent in the increased loan portfolio.  Management deems the amount of the provision recorded during 2014 to be adequate in support of the current level of allowance for loan losses.

Balance Sheet as of December 31, 2014

Total assets increased $57.2 million, or 11.4%, to $561.0 million at December 31, 2014 as compared to $503.8 million at December 31, 2013.  This increase was due primarily to an increase in earning assets of $54.5 million driven primarily by the increase in loans of $45.9 million. Additionally, investment securities increased $13.6 million between these two dates.

The increase in total assets was funded by the increase in shareholders' equity due principally to the $24.9 million in net proceeds from the conversion and offering in addition to net income of $2.7 million, and by the $25.2 million increase in FHLB borrowings between December 31, 2013 and December 31, 2014.  Additionally, total deposits increased $5.4 million between these same two time periods driven principally by an increase in noninterest-bearing deposits.

The Company's shareholders' equity increased $26.1 million, or 61.1%, to $68.8 million at December 31, 2014 from $42.7 million at December 31, 2013.  This increase was principally due to the $24.9 million of net proceeds from the conversion and offering and $2.7 million in net income offset by common and preferred stock dividends declared. Offsetting these increases to shareholders' equity was an increase of $374,000 in accumulated other comprehensive loss due principally to the year end pension adjustment and a $928,000 increase in unearned ESOP reflecting new shares purchased by the ESOP in the conversion and offering.

Asset Quality

Overall delinquency trends recorded an improvement between December 31, 2013 and December 31, 2014 as total past due loans as a percent of total loans decreased from 5.1% to 3.0% at these two dates.  All major loan product segments contributed to this improvement.  The over 90 days and nonperforming category recorded a small increase as the ratio of nonperforming loans to total loans increased modestly from 1.57% at December 31, 2013 to 1.61% at December 31, 2014 due to the increase in commercial real estate nonperforming loans.

The ratio of net loan charge-offs to average loans increased from 0.15% for 2013 to 0.25% for 2014 reflecting management's action to charge-off those accounts deemed uncollectible but reserved for in prior periods.  The ratio of the allowance for loan losses to period end loans decreased from 1.48% at December 31, 2013 to 1.38% at December 31, 2014 due largely to the previously mentioned charge-offs and management's quarterly re-evaluation of the environmental factors impacting our borrowers in our markets.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Presently, the only business conducted by Pathfinder Bancorp, Inc., the Maryland chartered holding company and SEC registrant, is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.  Financial highlights for Pathfinder Bancorp, Inc. are attached.

Pathfinder Bank is a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a business banking office located in downtown Syracuse that opened in the fourth quarter of 2014.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

1 Historical data for earnings per share has been adjusted by the exchange ratio of 1.6472 used in the conversion and offering that occurred on October 16, 2014.
2 Core revenue is net interest income after provision for loan losses plus noninterest income excluding net gains on sales of securities, loans, and foreclosed real estate.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Condensed Income Statement
Interest and dividend income	$5,147	$4,727	$19,699	$18,883
Interest expense	598	755	2,614	3,264
Net interest income	4,549	3,972	17,085	15,619
Provision for loan losses	275	216	1,205	1,032
	4,274	3,756	15,880	14,587
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	880	699	3,415	2,581
Net gain on sales of securities,
loans and foreclosed real estate	274	232	344	835
Noninterest expense	4,200	3,979	15,685	14,751
Income before income taxes	1,228	708	3,954	3,252
Provision for income taxes	386	159	1,153	847

Net Income	$842	$549	$2,801	$2,405
Net Income (loss) attributable to noncontrolling interest	$8	$(1)	$56	$(1)
Net Income attributable to Pathfinder Bancorp, Inc.	$834	$550	$2,745	$2,406

Preferred stock dividends	32	-	95	-
Net income available to common shareholders	$802	$549	$2,650	$2,406

Key Earnings Ratios
Return on average assets	0.59%	0.44%	0.51%	0.48%
Return on average common equity	6.27%	7.78%	7.45%	8.58%
Return on average equity	5.04%	5.33%	5.50%	5.86%
Net interest margin	3.44%	3.39%	3.40%	3.34%

Share and Per Share Data
Basic weighted average shares outstanding*	4,107,779	4,154,439	4,156,203	4,145,763
Basic earnings per share*	$0.20	$0.13	$0.64	$0.58
Diluted weighted average shares outstanding*	4,160,369	4,183,565	4,199,843	4,168,529
Diluted earnings per share*	$0.19	$0.13	$0.63	$0.58
Cash dividends per share	$0.03	$0.03	$0.12	$0.12
Book value per common share at December 31, 2014 and 2013			$12.82	$11.33

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Historical basic and diluted earnings per share and average weighted shares outstanding have been adjusted by the exchange ratio of 1.6472 used in the conversion and offering that occurred on October 16, 2014.
Book value per common share at December 31, 2013 was not adjusted by the exchange ratio.
Weighted average shares outstanding do not include unallocated ESOP shares.

	December 31,	December 31,	December 31,
	2014	2013	2012
Selected Balance Sheet Data
Assets	$561,024	$503,793	$477,796
Earning assets	524,474	469,984	448,246
Total loans	387,538	341,633	333,748
Deposits	415,568	410,140	391,805
Borrowed funds	66,100	40,853	34,964
Allowance for loan losses	5,349	5,041	4,501
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	68,790	42,712	40,747

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.25%	0.15%	0.10%
Allowance for loan losses to period end loans	1.38%	1.48%	1.35%
Allowance for loan losses to nonperforming loans	85.50%	94.22%	81.13%
Nonperforming loans to period end loans	1.61%	1.57%	1.66%
Nonperforming assets to total assets	1.16%	1.18%	1.25%

The information is preliminary and based on company data at the time of presentation.